Exhibit 99.1

Rogers Corporation Updates Guidance for the Fourth Quarter

ROGERS, Conn.--(BUSINESS WIRE)--January 12, 2009--Rogers Corporation (NYSE:ROG) today announced revised guidance for its fiscal fourth quarter ended December 31, 2008. Rogers now projects fourth quarter net sales of $78 to $79 million compared to the October 31, 2008 guidance of $88 to $92 million. Earnings per diluted share for the fourth quarter, including approximately $0.38 per diluted share of charges associated with the previously announced CalAmp settlement, are now projected to be $0.05 to $0.11. Excluding the approximate $0.38 charge, earnings per diluted share are expected to be $0.43 to $0.49 versus the previous guidance of $0.50 to $0.56 per diluted share.

Robert D. Wachob, President and CEO commented, “Based on what has been happening recently in the global economy, we expected at some point that our sales might contract. Although we were unable to predict the exact timing of this, we had begun to prepare ourselves for this possibility. Our inventories are low and at a manageable level, accounts receivable days outstanding are very good and we have approximately $60 million in cash and no debt. Also, the Company has implemented plans to manage production to match incoming orders. Going forward, Rogers will continue to focus efforts on new product development and new product introductions. We believe that we can manage through the current economic situation and expect Rogers to be an even stronger company, especially versus our competition, when this economic climate improves.”

The Company expects to report its fourth quarter results during the third week of February.

Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, and in Suzhou, China. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2007 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of January 12, 2009 and Rogers undertakes no duty to update this information unless required by law.

Website Address:

http://www.rogerscorp.com

CONTACT:
Investor Contact:
Rogers Corporation
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
Fax: 860-779-5509
william.tryon@rogerscorporation.com